Exhibit 10.6

RPX CORPORATION

ONE MARKET PLAZA

STEUART TOWER, SUITE 700

SAN FRANCISCO, CA 94105

February 10, 2010

Adam Spiegel

[Address]

Dear Adam:

In light of your recent promotion, RPX Corporation (the “Company”) is pleased to offer you continued employment on the following terms, including the enhancements described below:

1. Position. Your new title will be Senior Vice President, Finance & Administration, and you will initially report to the Company’s Co-Chief Executive Officers. This remains a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Your annual base salary will be increased to $247,500 per year (retroactive to January 1, 2010), payable in accordance with the Company’s standard payroll schedule. This salary will remain subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will continue to be entitled to paid time off in accordance with the Company’s PTO policy, as in effect from time to time.

4. Stock Options. You were granted an option to purchase 216,111 shares of the Company’s Common Stock on April 8, 2009 (the “Old Option”). The Old Option will remain outstanding in accordance with the terms of the Stock Option Agreement evidencing the Old Option, as amended by the Board of Directors on July 7, 2009 (the “Old Option SOA”).

In addition, and subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 189,496 shares of the Company’s Common Stock that, when combined with the Old Option shares, equals 1% of the fully diluted capitalization of the Company (the “New Option,” and together with the Old Option, the “Options”). The exercise price per share of the New Option will be determined by the Board of Directors when the New Option is granted.

Adam Spiegel

February 10, 2010

You will vest in the New Option shares in equal monthly installments over 48 months of continuous service beginning on August 13, 2009, as further described in the Stock Option Agreement evidencing the New Option (the “New Option SOA”).

If, prior to the consummation by the Company of an initial public offering, the Company hires a Chief Financial Officer (other than you) and within six months after the date on which such Chief Financial Officer commences employment (the “CFO Start Date”), (a) the Company terminates your employment for any reason other than Cause (as defined below) or (b) you resign for Good Reason (as defined below), then (X) the vested percentage of your Options will be determined by adding 6 months to the actual period of service that you have completed with the Company and (Y) you will be entitled to exercise the then-vested portion of your New Option (including any additional vesting described in this paragraph) for a period of 12 months following the termination of your employment.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Good Reason” means (a) a material diminution of your compensation as in effect immediately prior to the CFO Start Date or (b) within six months after the CFO Start Date, you and the Company have been unable to agree upon a comparable position at the vice-president level or above, reporting directly to the Co-Chief Executive Officers, with responsibility for managing a substantial operation of the Company’s business.

The New Option will be (and the Old Option remains) subject to the terms and conditions applicable to options granted under the Company’s 2008 Stock Plan, as described in the 2008 Stock Plan, the Old Option SOA and the New Option SOA (as applicable).

5. Proprietary Information and Inventions Agreement. You remain subject to the Proprietary Information and Inventions Agreement that you entered with the Company dated March 2, 2009 (the “PIIA”).

6. Employment Relationship. Employment with the Company remains for no specific period of time. Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your

Adam Spiegel

February 10, 2010

employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This letter agreement and the PIIA constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

Adam Spiegel

February 10, 2010

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on February 12, 2010.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

RPX CORPORATION

/s/ John Amster

By:	John Amster

Title:	Co-CEO

I have read and accept this employment offer:

/s/ Adam Spiegel
Signature of Adam Spiegel

Dated:	2/10/10